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Exhibit 10.8

AGREEMENT FOR PROFESSIONAL SERVICES

        This Agreement for Professional Services (the "Agreement"), with an effective date of August 14, 2000 is by and between TransactTools, Inc. ("TransactTools"), a Delaware corporation with its principal office at 135 W. 29th St., 9th Floor, New York, New York 10001, and Archipelago, LLC ("Customer"), a limited liability company having its principal place of business at 100 South Wacker Drive, Chicago, IL 60606.

DEFINITIONS

        The following terms, when capitalized, will have the meanings designated below:

        Confidential Information:    Any and all information disclosed by either party to the other that is marked "confidential" or "proprietary," including orally conveyed information designated confidential at the time of disclosure provided that it is reduced to a written summary marked "confidential" that is supplied to the other party within 30 days of the oral disclosure, this Agreement and any other information related to the Services, the Customer Scripts, and the Script Library. "Confidential Information" does not include any information that the receiving party can demonstrate is: (a) rightfully known by the receiving party prior to disclosure; (b) rightfully obtained from a third party authorized to make such a disclosure; (c) independently developed by the receiving party without use of the disclosing party's Confidential Information and without breach of this or any other agreement, as demonstrated by contemporaneous documentation; (d) made available to the public without restrictions by the disclosing party; (e) approved for disclosure with the prior written approval of the disclosing party; or (f) required by order of a court of competent jurisdiction, provided that the party required to disclose the information shall use its best reasonable efforts to limit disclosure and to obtain confidential treatment or protective order and further has provided advance notice to allow the disclosing party to participate in the applicable proceeding.

        Customer:    Archipelago LLC, and any affiliate that may own, at any time during this Agreement, either Archipelago ECN or Archipelago Exchange.

        Customer Scripts:    Scripts developed by Customer, or for Customer by TransactTools or its consulting partners pursuant to this Agreement, to customize the behavior of TransactTools' software products. For purposes of this Agreement, Customer Scripts do not include any portion of the Script Library, which shall remain the property of TransactTools for all purposes, including intellectual property rights.

        Script Library:    The library or libraries owned by TransactTools that contain core scripts belonging to TransactTools that may be modified and customized by or for Customer.

        TransactTools Products:    All products developed and owned by TransactTools, including ttCERT™, ttALERT™, ttCONNECT™, ttSCRIPT™, OpenFIX™, OpenFIX Premium™, directory services, and combinations of any of the foregoing.

1.    SERVICES

        1.1    Services to Customer.    TransactTools shall provide the services described in Exhibit A, in addition to other services as may be agreed upon from time to time by the parties (the "Services").

        1.2    Work Product.    In performing the Services, TransactTools may use certain materials, products, courseware, and other property that belongs to TransactTools ("TransactTools Property"), which is identified on Exhibit B. TransactTools may add additional TransactTools Property as appropriate during the term of this Agreement with Customer's approval. The parties acknowledge and agree that TransactTools shall retain all right, title, and ownership in and to all TransactTools Property, including but not limited to all copyright, patent, trademark, trade secret, and any other intellectual property rights pertaining thereto. TransactTools hereby grants to Customer a royalty-free, worldwide, non-exclusive license to use, reproduce, redistribute, and modify the TransactTools Property solely to the extent necessary for Customer to use, reproduce, redistribute or modify the Work Product (as defined below) fully in any way consistent with its capacity as owner of such Work Product.

        Unless specifically set forth in the Exhibit, Customer shall retain all right, title, and ownership in and to all Work Product (as hereinafter defined) including, but not limited to, all copyright, patent, trademark, trade secret, and any other intellectual property rights pertaining thereto. The parties agree that the Work Product shall be considered "work made for hire", and the Customer shall have the right, at its own expense, to obtain and hold in its own name copyright or trademark registrations, patents, and such other protections as may be appropriate. TransactTools agrees, upon request of Customer from time to time, to promptly execute such assignments or conveyances of interest as may be necessary to accomplish the foregoing, without further consideration and free from any claims or liens or retention of rights. "Work Product" shall include, but not be limited to, all matter that is created by TransactTools or for which TransactTools is otherwise responsible constituting deliverables hereunder or otherwise developed for Customer in the course of performing the Services or under funding pursuant to this Agreement, whether produced solely or jointly with others, and first conceived, fixed in tangible form, illustrated in a drawing, described in a written record or actually or constructively reduced to practice during the term of this Agreement. Work Product includes the Customer Scripts but does not include any TransactTools Property.

        1.3    Residuals.    Customer acknowledges that TransactTools provides professional services for others, and agrees that nothing herein will be deemed or construed to prevent TransactTools from carrying on such services. Nothing in this Agreement will preclude TransactTools from developing for itself, or for others, materials that are competitive with those produced as a result of the services provided under this Agreement, irrespective of their similarity to items that may be developed by Customer under such agreements, provided that no such materials reference or incorporate any of Customer's Confidential Information or Work Product. TransactTools will have the right to use techniques, methodologies, tools, ideas and other general know-how gained during the performance of services for Customer (the "Residuals") in the furtherance of TransactTools' own business and to perfect all other intellectual property rights related thereto, including patent, copyright, trademark and trade secret rights, provided that any such Residuals do not reference or incorporate any Confidential Information or Work Product of Customer.

        1.4    Cooperation.    Customer will provide reasonable cooperation to TransactTools in providing access, taking actions and executing documents, as appropriate, to help TransactTools perform the Services. Customer agrees that TransactTools' performance may be dependent on Customer's timely and effective cooperation with TransactTools, and acknowledges that delays by Customer may result in delays in any scheduled deadlines. TransactTools shall notify Customer of any delay immediately upon identification of such delay and shall document Customer's responsibility for the delay if requested by Customer.

2.    PAYMENT TERMS

        Payment terms for this engagement are as set forth in Exhibit A.

3.    CHANGES

        Customer may, with the approval of TransactTools, issue written directions (the "Change Order") within the general scope of any Services to be ordered. The Change Order may be for additional work or may direct a change in the work covered by the Task Order. All Change Orders must be approved by both parties in writing.

4.    STANDARD OF CARE

        TransactTools represents and warrants that: (a) the Services will be performed by qualified persons possessing competency consistent with applicable industry standards; (b) the Services will be provided in accordance with the terms set forth in Exhibit A; (c) TransactTools has full authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement will not violate any other agreement to which TransactTools is or becomes a party, nor any law, court order, or decree to which TransactTools is subject; (d) the Services to be rendered in connection with this Agreement will not violate or in any way infringe upon any rights of third parties, including but not limited to any property, contractual, employment, proprietary information, or nondisclosure rights, and any copyrights, patents. trademarks, trade secrets. or other proprietary rights; and (e) there is no action, suit, proceeding. or material claim or investigation pending or threatened against TransactTools in any court, or by or before any Federal, state, municipal, or other governmental department. commission, board, bureau, agency, or instrumentality, domestic or foreign, or before any arbitrator of any kind, which if adversely determined, might adversely affect the Services or Work Product, or restrict TransactTools' ability to consummate the transactions contemplated hereby or continue its obligations hereunder. Further TransactTools knows of no basis for any such action, suit, claim, investigation, or proceeding. No other representation, express or implied, and no warranty or guarantee is included or intended in this Agreement, or in any report, opinion, deliverable, work product, document otherwise. Furthermore, no guarantee is made as to the efficacy or value of any services performed or scripts or other materials developed. THIS SECTION SETS FORTH THE ONLY WARRANTIES PROVIDED BY TRANSACTTOOLS CONCERNING THE SERVICES AND RELATED WORK PRODUCT. SUCH WARRANTIES ARE MADE EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY.

5.    CONFIDENTIAL INFORMATION

        5.1    Obligation:    Neither party will use any Confidential Information of the disclosing party except as expressly permitted in or required by this Agreement or as expressly authorized in writing by the disclosing party. Each party shall use the same degree of care to protect the disclosing party's Confidential Information as it uses to protect its own Confidential Information of like nature, hut in no circumstances less than reasonable care. Neither party is allowed to disclose the other party's Confidential Information to any person or entity other than the receiving party's officers, employees, consultants and legal advisors who need access to such Confidential Information to effect the intent of this Agreement. Each party agrees to ensure that any individual or entity receiving Confidential Information for or on behalf of such party under this Agreement will he bound by the terms of the Confidential Information provisions of this Agreement. Each party agrees to notify the other party promptly if it becomes aware of any unauthorized use or disclosure of Confidential Information and to provide reasonable assistance to such other party, and its licensors, in the investigation and prosecution of such unauthorized use or disclosure.

        5.2    Return of Data:    Upon termination or expiration of this Agreement, each party's rights to use or possess Confidential Information automatically terminate immediately. Each party will return, or at the other party's request provide verification of destruction of, any copy of any the other party's Confidential Information it may possess.

6.    INDEMNIFICATION

        6.1    Acts of Personnel.    TransactTools hereby promises and agrees to defend (or, at its option, settle), indemnify, and hold harmless from and against any claim arising out of bodily injury (including death) or damage to property (including loss of use of property and down time) that occurs as a result of the performance by TransactTools of the Services, including claims by third parties that relate to the Services, solely to the extent that such injury or damage is caused in whole or in part by the acts, errors, omissions, or negligence of TransactTools.

        6.2    Intellectual Property.    TransactTools shall defend (or, at its option, settle), indemnify, and hold Customer harmless from and against any claim brought by any third party against Customer for actual or alleged infringement of any patent, trademark. copyright, or similar property right (including, but not limited to. misappropriation of trade secrets) soley to the extent it is based in whole or in part upon any Work Product.

        6.3    Breach or Default.    TransactTools shall defend (or, at its option, settle), indemnify, and hold Customer harmless from and against any and all claims and any and all losses, liabilities, damages, penalties. costs and expenses (including reasonable attorney's fees) sustained or incurred by Customer as a result of (i) any misrepresentation by TransactTools under this Agreement, or (ii) any breach or default by TransactTools with respect m ~my warranty, promise, agreement, duly, or obligation of TransactTools contained in this Agreement or owed by TransactTools pursuant to this Agreement provided however that with respect to part (ii) above TransactTools' liability with respect to any such breach or default shall not exceed $1,000,000.

        6.4    Exclusions; Customer Duties.    TransactTools will have no indemnification obligation for any claim or portion of a claim pursuant to this Agreement solely to the extent that it results in whole or part from: (a) modification to the Work Product made by a party other than TransactTools; (b) failure of Customer to use updated or modified materials provided by TransactTools to avoid a claim of infringement or misappropriation (provided that TransactTools provides Customer with reasonable notice as to the need to use such materials in conjunction with the Work Product); (c) combination by Customer of the Work Product with other systems, products, processes or materials to the extent that such claim would have been avoided without such combination use of the Work Product; (d) compliance by TransactTools with designs, plans or specifications furnished by or on behalf of Customer; or (e) claims due to the acts, errors, omissions, or negligence of Customer or a third party and not TransactTools. Each of TransactTools' obligations to indemnify Customer pursuant to this Agreement shall only be valid provided that Customer (but not as a condition to the indemnification responsibilities set forth herein except to the extent that the failure to perform the following obligations materially affects TransactTools' ability to defend such suit): (a) promptly notifies TransactTools in writing of the claim; (b) grants TransactTools sole control of the defense and settlement of the claim; and (c) provides TransactTools with all reasonable assistance, information and authority required for the defense and settlement of the claim.

7.    LIMITATION OF LIABILITY

        7.1    Limitation.    Except for gross negligence or willful misconduct or for claims regarding indemnification, neither party's liability, including but not limited to claims of contribution related to third party claims, for any losses, injury or damages arising out of or in connection with this Agreement and for any other claim, whether in contract, tort, statute, or otherwise, shall exceed the sum of fees paid by Customer for the Services giving rise to the liability during the one-year period immediately preceding the date the liability arose. Except for gross negligence or willful misconduct or for claims regarding indemnification, neither party shall be liable for any special, indirect or consequential losses, lost profits, or punitive damages.

        7.2    Remedy.    Customer agrees that its initial remedy for any claim arising out of or relating to this Agreement, without limiting any subsequent other rights or remedies Customer may have, will be for TransactTools, upon receipt of written notice, either (i) to use commercially reasonable efforts to cure, at its expense, the matter that gave rise to the claim for which TransactTools is at fault, or (ii) to return to Customer the fees paid by Customer to TransactTools for the particular Service provided that gives rise to the claim, subject to the limitation contained in Section 7.1 above.

8.    TERM AND TERMINATION

        The term of this Agreement shall be for two years from the Effective Date, unless earlier terminated by either party. The Agreement may be renewed for successive one-year terms upon the expiration of such term at TransactTools' then-current rates subject to the provisions of Exhibit A. The parties agree that this Agreement shall apply to Services already performed and Work Product already created for Customer by TransactTools. This Agreement may be terminated by either party at any time, for any reason, with or without cause, upon 30 days' written notice to the other party.

9.    MISCELLANY

        9.1    Assignment.    Neither party may assign any of its rights or delegate any of its obligations under this Agreement, whether by operation of law or otherwise, without the prior express written consent of the other party. Assignment without such consent shall be null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

        9.2    Amendment.    The terms and conditions of this Agreement may not be changed except by an amendment in writing, which references this Agreement and is signed by an authorized officer of each party. TransactTools pursuant to this Agreement provided however that with respect to part (ii) above TransactTools' liability with respect to any such breach or default shall not exceed $1,000,000.

        9.3    Waiver.    Other than by operation of law, no failure or delay by either party in exercising any right or remedy under this Agreement shall operate or be deemed as a waiver of any such right or remedy.

        9.4    Choice of Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

        9.5    Arbitration and Equitable Relief.    The parties agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by expedited, confidential arbitration to be held in the borough of Manhattan, New York City, New York, in accordance with the rules of the American Arbitration Association (the "AAA") then in effect. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction. TransactTools and Customer shall each pay one-half of the costs and expenses of such arbitration, and each of the parties shall separately pay its counsel fees and expenses. Nothing herein shall prevent either party from seeking emergency equitable relief in a court of law if necessary

        9.6    Notices.    All notices required under this Agreement must be in writing and refer to the title and Effective Date of this Agreement. Notices shall be effective upon delivery to the other party, and must be delivered in person, by facsimile, by national overnight courier, or by U.S. postal service postage prepaid, return receipt requested. All notices shall be sent to the address stated in this Agreement or at such other address as either party may provide by advance written notice in accordance with this subsection.

        9.7    Independent Entities.    The parties are independent entities. Neither party nor any consultant of either party shall be deemed to be an employee, agent, partner, joint venturer or legal representative of the other for any purpose, and neither shall have any right, power or authority to create any obligation or responsibility on behalf of the other, solely as a result of this Agreement.

        9.8    Severability.    Any provision of this Agreement that is held to be unenforceable in any jurisdiction shall be ineffective only as to that jurisdiction, and only to the extent of the unenforceability of such provision without invalidating the remaining provisions hereof.

        9.9    Force Majeure.    Neither party will be deemed to be in breach of this Agreement, or be entitled to damages or credits pursuant to this Agreement, for any failure or delay in performance caused by reasons beyond its control, which may include but are not limited to an act of God, war, civil disturbance, court order, labor dispute, failures or fluctuations in power, heat, light, air conditioning or telecommunications equipment.

        9.10    Complete Understanding.    This Agreement including all Exhibits, Schedules, and Change Orders constitute the final and complete agreement between the parties regarding the subject matter hereof, and supersede any prior or contemporaneous communications, representations or agreements between the parties, whether oral or written.

        9.11    Use By Third Parties.    This Agreement does not create any rights or benefits for parties other than Customer and TransactTools.

        9.12    Survival.    The respective rights and obligations under the Sections headed Confidential Information, Termination, Warranties, Indemnification, and Limitation of Liability, in addition to any payment obligations incurred pursuant to this Agreement, shall survive the termination or expiration of this Agreement.

        9.13    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

        9.14    Purchase Orders and Forms.    The terms, provisions or conditions of any Change Order or any purchase order, invoice or associated documentation used by Customer will be governed solely and exclusively by the terms of this Agreement, regardless of any failure of TransactTools to object to those terms, provisions or conditions.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Archipelago, LLC
By:	/s/ STEVEN RUBINOW
Name:	Steve Rubinow
Title:	CTO
TransactTools, Inc.
By:	/s/ SAM JOHNSON
Name:	Sam Johnson
Title:	President/CEO

EXHIBIT A

SERVICES AND PAYMENT TERMS

        TransactTools agrees to provide the following professional services to Customer in connection with the Professional Services Agreement between the parties. Customer agrees to pay all specified fees and costs and otherwise to comply with all of the terms and conditions of the Professional Services Agreement.

Customer:	Archipelago LLC	Contact:
	100 South Wacker Drive	Phone:
	Chicago, IL 60606	Fax:
Email:
Services:	TransactTools will work with Customer to implement an automated FIX interface testing platform, built on the ttCERT server architecture, for development and testing of internal systems as well as certification of trading partner interfaces. The Services may include, but are not limited to, the following:
	•	Ongoing Customer Script development, support, and training for integration of TransactTools Products; and
	•	Assistance in other FIX connectivity related projects for Customer.

A non-inclusive list of current Services being performed by TransactTools is attached as Schedule 1. The parties may execute a Change Order pursuant to the Professional Services Agreement, further defining or adjusting the Services to be provided.
Consulting Rates:
$[***]	—	Senior Consultants
$[***]	—	Mid-level Consultants
$[***]	—	Junior Consultants
TransactTools shall not increase such rate levels by more than 5% per year per level after the initial term of this Agreement.
Costs:
Customer shall reimburse TransactTools for reasonable costs per-approved in writing (if over $100) and incurred in connection with the Services rendered ("Reimbursable Costs"). Reimbursable Costs include but are not limited to travel costs, and may include materials attributable to a project or Service, as applicable.

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Travel costs include air travel, lodging, meals and incidentals, ground transportation, and any other reasonable costs associated with travel. All travel pursuant to this Agreement for which reimbursement is sought must receive Customer's prior approval. If requested by Customer, TransactTools will provide Customer with a receipt or other evidence for each Reimbursable Cost.
Invoices:	TransactTools will invoice Customer monthly. All invoices are due and payable in full within thirty (30) days of Customer's receipt of the invoice. Any invoice not paid within 15 days of the due date will be deemed late unless disputed by Customer in good faith as provided below, and will accrue late charges as of the date due. Late charges shall be at a rate of 1% per month, or the maximum rate allowed under law, whichever is lower, from the date such payment was due until the date paid. Customer agrees that it shall promptly notify TransactTools in writing of any dispute with any invoice.
Taxes:	Customer shall be responsible for all sales taxes, use taxes and any other similar taxes and charges of any kind imposed by any federal, state or local governmental entity on the transactions contemplated by this Agreement, excluding U.S. federal and state and local taxes based solely upon TransactTools' income and payroll. The parties shall indemnify, defend, and hold harmless the other party from any losses or liability due to nonpayment of taxes for which the party is responsible under this Agreement.

EXHIBIT B

TRANSACTTOOLS PROPERTY

        TransactTools Property includes:

  •
  All source and object code for all TransactTools Products.

  •
  All documentation for all TransactTools Products.

  •
  Script Libraries for all TransactTools Products.

SCHEDULE 1
Current Services

ttCERT™ related:

  •
  Creating and modifying ARCA's certification scripts to mirror the ARCA FIX Specification

  •
  Training ARCA development staff in script-writing

  •
  Assisting the ARCA FIX team with the setup of certifying clients—instructing staff, fixing problems, keeping the ttDirectory clean

  •
  Assisting ARCA clients with the certification process: connectivity, general instruction, assistance determining reasons for failure when it occurs

  •
  Creating and modifying the automated versions of the certification scripts to facilitate ARCA Internal Loopback Testing

  •
  Using ARCA Internal Loopback Testing to verify new software builds as well as production machine configuration

  •
  Providing license purchase information on a monthly basis for ARCA accounting (soon via custom report)

  •
  Creating and modifying custom reports integrated into ttCERT for use by ARCA

  •
  Providing analysis to determine those ARCA's customers who have yet to start or complete the certification process

  •
  Contacting FIX technicians at ARCA clients to make them aware of certification and to get them setup with the tool

ttALERT™ related:

  •
  Creating and modifying ARCA's Agent scripts to monitor the production trading system

  •
  Training ARCA development staff in script-writing

  •
  Deployment of ttALERT (agent and watcher) code to the ARCA production environment

  •
  Operations of the ttALERT environment (until this can be transferred): starting/stopping the agent and the associated watchers

  •
  Managing the configuration of ttALERT with respect to the various applications, physical machines, and individual connections

  •
  Reviewing and evaluating the possibilities for monitoring the various application modules of the ARCA trading system for ttALERT

  •
  Analyzing the alerts generated by ttALERT and helping the FIX team use this information to correct production problems

  •
  Providing manual ad-hoc reports and other ancillary information gleaned from ttALERT for the benefit of maintaining the production environment

  •
  Writing monitoring rules to generate Agent uptime reports and to have such reports uploaded to the ttALERT product server monthly

General:

  •
  Assisting with moving certified customers into production, or transferring them to the new trading system architecture

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  Exhibit 10.8
AGREEMENT FOR PROFESSIONAL SERVICES
DEFINITIONS
EXHIBIT A SERVICES AND PAYMENT TERMS
EXHIBIT B TRANSACTTOOLS PROPERTY
SCHEDULE 1 Current Services